Exhibit 23.4

KPMG LLP 515 Broadway Albany, NY 12207-2974

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 29, 2024, with respect to the consolidated financial statements of NBT Bancorp Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Albany, New York
October 24, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.